Contacts:         Douglas DeLieto

VP of Investor Relations

RF Micro Devices

336-678-7088

FOR IMMEDIATE RELEASE

July 21, 2010

RFMD® REPURCHASES AND RETIRES $110 MILLION OF CONVERTIBLE NOTES

GREENSBORO, N.C., July 21, 2010  -- RF Micro Devices, Inc. (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies, today announced it has repurchased and retired $110 million aggregate principal amount of its outstanding convertible subordinated notes, using cash on hand.

The retired convertible subordinated notes consist of $100,000,000 aggregate principal amount of convertible subordinated notes due 2012 (the “2012 Notes”), equal to 51% of all outstanding 2012 Notes, and $10,000,000 aggregate principal amount of convertible subordinated notes due 2010 (the “2010 Notes”), equal to 100% of all outstanding 2010 Notes.  RFMD repurchased and retired the 2012 Notes early, paying $0.97 per $1.00 of par value for the 2012 Notes, and RFMD retired the 2010 Notes at maturity, paying the principal, or face, amount of the 2010 Notes.  The aggregate principal amount of 2012 Notes outstanding is now $97.7 million.

RFMD expects to eliminate future cash interest expense of approximately $1.3 million between now and when the 2012 Notes mature in April 2012 as a result of the repurchase and early retirement of the $100,000,000 aggregate principal amount of the 2012 Notes.  Since the March 2008 quarter, RFMD has repurchased 30 million shares of its common stock and retired approximately $372 million original principal amount of its total convertible debt.

Dean Priddy, CFO of RFMD, said, “RFMD’s robust business model and resulting strong free cash flow are enabling us to enhance our capital structure significantly.  Looking forward, we are forecasting continued strong free cash flow, and our potential uses of cash include share buybacks, additional bond repurchases and incremental investment in our growth strategy.”

RFMD defines free cash flow as net cash provided by operating activities during the period, minus property and equipment expenditures made during the period.

About RFMD

RF Micro Devices, Inc. (Nasdaq:RFMD) is a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies. RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets. RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices’ business is subject to numerous risks and uncertainties, including variability in operating results, risks associated with the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, our reliance on a few large customers for a substantial portion of our revenue, the rate of growth and development of wireless markets, our ability to bring new products to market, our reliance on inclusion in third party reference designs for a portion of our revenue, our ability to manage channel partner and customer relationships, risks associated with the operation of our wafer fabrication, molecular beam epitaxy, assembly and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, raw material costs and availability, our ability to reduce costs and improve margins in response to declining average selling prices, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on gallium arsenide (GaAs) for the majority of our products, dependence on third parties, and substantial reliance on international sales and operations. These and other risks and uncertainties, which are described in more detail in RF Micro Devices’ most recent Annual Report on Form 10-K and other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

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